Exhibit 5.1

[Letterhead of Burns & Levinson LLP]

November 6, 2020

Harvard Bioscience, Inc.

84 October Hill Road

Holliston, MA 01746-1371

Re: Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 3,883,472 shares (the “Shares”) of Common Stock, $0.01 par value per share (the “Common Stock”), of Harvard Bioscience, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to (i) the Company’s Fourth Amended and Restated 2000 Stock Option and Incentive Plan, as amended (the “Plan”), (ii) the Deferred Stock Award Agreement, dated as of July 18, 2019, by and between the Company and Michael Rossi, and (iii) the Non-Qualified Stock Option Agreement, dated as of July 18, 2019, by and between the Company and Michael Rossi (this clause (iii) together with clause (ii), the “Inducement Grants”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan or the Inducement Grants, as applicable, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ BURNS & LEVINSON LLP

BURNS & LEVINSON LLP